   Exhibit 99.1

Press Release

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TIDEWATER INC. ● Pan-American Life Center ● 601 Poydras Street, Suite 1500 ● New Orleans, LA 70130 ● Telephone (504) 568-1010 ● Fax (504) 566-4582

Tidewater Announces Credit Facility Borrowing

NEW ORLEANS, March 15, 2016 – Tidewater Inc. (NYSE: TDW) announced today that it has borrowed $600 million under its revolving credit facility, the maximum amount available under the facility.  The funds are intended to be used for general corporate purposes and to enhance the company’s liquidity position and financial flexibility.

Jeff Platt, President and Chief Executive Officer of Tidewater, remarked “Like the entire energy services industry, Tidewater continues to face challenges arising from the decline in the level of offshore oil and gas drilling and development activity around the world.  Moreover, the uncertainty surrounding the future direction in oil and gas prices has resulted in our clients’ continued reduction in their capital budgets, spending and activity levels.  Tidewater previously announced the suspension of its quarterly dividend and common stock repurchase program and the realignment of its operating structure.  These and other steps have been taken to enhance liquidity, reduce costs and reduce capital expenditures, all to best position the company for an eventual industry recovery.  We are in compliance with all financial covenants and other terms of the revolving credit facility and our note indentures.  This is a predicate to our being able to draw on the revolving credit facility.”

As previously disclosed in the company’s December 31, 2015 Form 10-Q and discussed on the February 3, 2016 quarterly earnings call, the current deterioration of the offshore energy market has had a corresponding negative effect on the company’s vessel revenue and other financial metrics.  As a result, it is possible that in future quarters, and possibly as early as fiscal 2017, the company may cease being in compliance with interest coverage ratios contained in certain of its debt facilities and senior note indentures.  Failure to meet the required interest coverage ratios would be an event of default under certain of the company’s debt facilities.  The company is in dialogue with the principal lenders and noteholders to obtain amendments and/or waivers of these covenants in advance of any such default occurring, with the goal of finalizing any amendments and/or waivers prior to any possible covenant breach.  Obtaining the covenant relief the company is seeking will require the company to successfully harmonize the interests of the banks and the noteholders.

Tidewater is the leading provider of Offshore Service Vessels (OSVs) to the global energy industry.

CONTACT:  Tidewater Inc., New Orleans

Quinn P. Fanning, Executive Vice President and Chief Financial Officer

713-470-5231

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE:  Tidewater Inc.

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